EXHIBIT 10.1

2000 INCENTIVE PLAN FOR TOR MINERALS INTERNATIONAL, INC. NONSTATUTORY STOCK OPTION AGREEMENT (Performance Award) OPTION NO.: 2016 - 001

Shares: 150,000	Date of Grant: April 21, 2016

A Nonqualified Stock Option (the "Option") for a total of 150,000 shares common stock, par value of $0.01 per share (collectively, ”Option Shares”), of TOR Minerals International, Inc. (the “Company”), is hereby granted to Olaf Karasch (the “Optionee”) at the price set forth in this Option Agreement (“Agreement”) and in all respects subject to the terms, definitions and provisions, of the 2000 Incentive Plan for TOR Minerals International, Inc., as amended to date (the "Plan"), which is incorporated herein by reference, except to the extent otherwise expressly provided in this Agreement, and in all respects subject to the terms and conditions set forth in this Agreement. Any terms used herein with an initial capital letter shall have the same meaning as provided in the Plan, unless otherwise specified herein.

1.                  Option Price.  The Option Price is $4.51 for each Option Share.

2.                  Vesting of Option Shares.   The Option Shares shall vest (“Vest” and derivations) and become “Vested Option Shares” subject to satisfaction of the performance criteria specified below.

(a)                This Option is a Performance Award under the Plan.  Except as provided herein, Vesting shall be determined solely on the basis of satisfaction of the performance criteria specified below with respect to Performance Periods beginning on January 1 of each calendar year and ending on December 31 of such year.  The first Performance Period shall begin on January 1, 2016 and end on December 31, 2016.  The final Performance Period shall begin on January 1, 2020 and shall end on December 31, 2020.

(b)               No Option Shares shall Vest prior to the close of the first Performance Period. No part of the Option shall become Vested due to the continued employment of Optionee for any period of time.  In the event of a Change in Control, any Option Shares that have not previously lapsed shall become fully Vested.  Otherwise, if Optionee has a Separation from the Company prior to the close of a Performance Period, no Option Shares shall become Vested Option Shares with respect to that Performance Period or any future Performance Period.

EXHIBIT 10.1

(c)                For any Performance Period, the maximum number of Option Shares available for Vesting is twenty percent (20%) of the aggregate number of Option Shares granted hereunder to Optionee.  The actual number of Option Shares that will Vest for any Performance Period will be determined by (i) the degree to which performance targets described in paragraph (d) are satisfied for that period, (ii) satisfaction of the Major Objective established by the Board for that period and (iii) the weighting of (i) and (ii) as described in paragraph (f).  To the extent that any Option Shares that are available for any Performance Period do not Vest, Optionee’s right to purchase those shares shall immediately lapse, without regard to performance in any subsequent Performance Period.  If the number of Option Shares that Vests includes a fractional share of 0.5 or more, the number of Option Shares that Vests shall be rounded up.  Otherwise, fractional shares shall be forfeited.

(d)               For each Performance Period, ninety percent (90%) of the number of Option Shares that are available for Vesting for such Performance Period shall Vest based on the Company’s actual performance for that period as compared to the performance target or targets established by the Committee, which shall be derived from the Company’s annual budget plan for the Performance Period prepared by management and approved by the Board.  If the Committee establishes more than one performance target for a Performance Period, it shall assign to each such target a portion of such 90% of the number of Option Shares that are available for Vesting and the Committee shall provide to Optionee the weighting assigned to each performance target established for such Performance Period.  The remaining ten percent (10%) of the number of Option Shares that are available for Vesting for such Performance Period shall Vest if the Company meets its Major Objective.

(e)                Optionee shall become Vested in 100% of the number of Option Shares available for Vesting during a Performance Period based on full satisfaction of a performance target. To the extent approved by the Committee, Optionee may become Vested in 25%, 50% or 75% of the number of Option Shares available for Vesting during a Performance Period based on partial satisfaction of a performance target (such 25%, 50%, 75% or 100% percentage amounts, or such other percentage amounts established by the Committee, are referred to as “Vesting Factors”).  The actual performance for each Performance Period with respect to a performance target shall be compared to the applicable performance target for such period to derive the Vesting Factor, which shall be used to determine the number of Option Shares that shall Vest using the formula set forth in paragraph (f).

EXHIBIT 10.1

(f)                The number of Option Shares that will Vest for any Performance Period shall be determined as follows:

(i)                 If there is only a single performance target for a Performance Period, the Vesting Factor shall be derived based on the degree of satisfaction of the performance target for such Performance Period  and such Vesting Factor shall be multiplied by the number Option Shares representing 90% of the Option Shares available for vesting.  If there is more than one performance target, the Vesting Factor for each target shall be derived based on the degree of satisfaction of each of such performance targets for such Performance Period and each such Vesting Factor shall be multiplied by the number of Option Shares available for Vesting for such Performance Period that that may be awarded for satisfaction of such target based on the weighting assigned to each performance target by the Committee.

(ii)               An additional 10% of the Option Shares available during any Performance Period shall be Vest if the Major Objective established by the Board for the applicable Performance Period is achieved.

(iii)             The sum of the number of shares derived from clauses (i) and (ii) is the total number of Option Shares that Vest for such Period.

As an example of the foregoing, assume that Optionee has been granted an option for 1,000 shares, a maximum of 200 of which may become Vested in 2016.  For that year, the Committee establishes two performance targets:  a reduction in overhead of $1,000,000; and a 10 percent increase in the Company’s consolidated net revenues from continuing operations.  The Committee assigns a weighting factor of 20 percent to a reduction in overhead and a 70 percent weighting factor to an increase in consolidated net revenue.  The Committee further determines that the following Vesting Factors will apply if the performance target is satisfied in part:

Increase in Consolidated Net Revenue	Vesting Factor	Reduction in Overhead	Vesting Factor
10% or more	100%	$1,000,000 or more	100%
8% or more but less than 10%	75%	$750,000 or more but less than $1,000,000	75%
6.5% or more but less than 8%	50%	$500,000 or more but less than $750,000	50%
5% or more but less than 6.5%	25%	$250,000 or more but less than $500,000	25%
Less than 5%	0%	Less than $250,000	0%

EXHIBIT 10.1

For 2016, further assume that the Company’s consolidated net revenues increase by 8.5% over 2015.  As such, the applicable Vesting Factor based on actual performance compared to that target is 75 percent.  In addition, further assume that the Company reduced its overhead by $600,000.  The applicable Vesting Factor based on actual performance compared to that target is 50%.  Assume also that the Major Objective determined by the Committee was attained.  As a result of the weighting assigned to each factor and the applicable Vesting Factors derived based on actual performance compared to the performance target, the total number of Option Shares available for such Performance Period that will Vest is as follows:

(a)	(b)	(c)	(d)	(e)
Performance Target	Assigned Weighting Factor	Total Shares Available for Vesting ((b) * 200)	Vesting Factor based on Actual Performance	Shares Vested (c) * (d)
Increase in Consolidated Net Revenue	70%	140	75%	105 Option Shares
Reduction in Overhead	20%	40	50%	20 Option Shares
Major Objective	10%	20	100%	20 Option Shares
Number of Option Shares that shall Vest for the Performance Period				145 Option Shares

In this example, of the 200 Option Shares available for the Performance Period, 145 Option Shares will Vest. Optionee’s right to purchase the remaining 55 Option Shares will lapse.

(g)               The Major Objective will be established by the Board for each Performance Period based on objective performance goals for the applicable Performance Period.  The Major Objective shall be established by the Board no later than the expiration of 90 days after the commencement of the Performance Period to which the Major Objective relates and while the outcome is substantially uncertain.  A written description of all material terms of the objective will be provided in writing to Optionee within 10 days thereafter.  Unless otherwise determined by the Board, a Major Objective must be fully satisfied to obtain any credit for Vesting.

(h)               Promptly following the issuance of the Company’s audited consolidated financial statements relating to a Performance Period, the Committee shall determine Vesting Factor applicable (f) based on satisfaction of the Performance Target, shall determine whether the Major Objective was achieved for such Performance Period, and shall notify the Optionee of the resulting number, if any of the Option Shares that will Vest for such Performance Period in accordance with this Agreement.

EXHIBIT 10.1

3.                  Exercisability of Option.

(a)            Date on Which Option Becomes Exercisable.  No part of this Option may be exercised prior to the date that a portion of the Option Shares becomes Vested.  This Option shall be exercisable, in whole or in part, with respect to Vested Option Shares, only, at any time prior to the termination of this Option.

(b)            Method of Exercise.  Without limitation, this Option shall be exercised by a written notice delivered to the Corporate Secretary (the "Secretary") who shall:

(i)              state the election to exercise the Option and the number of Vested Option Shares in respect of which it is being exercised; and

(ii)             be signed by the person or persons entitled to exercise the Option or, following the death of the Optionee, by any person or persons where accompanied by proof, satisfactory to the Corporate Secretary, of the right of such person or persons to exercise the Option.

(c)             Payment and Withholding.  The Option Price of any Shares purchased, and any withholding required by the Company, shall be paid by the Optionee to the Company in cash, by cashier’s check or, with a personal check.

(d)           Issuance of Shares. No person shall be, or have any of the rights or privileges of, a holder of Shares subject to this Option unless and until certificates representing such Shares shall have been issued and delivered to such person, such issuance, without limitation, being subject to the terms of the Plan.

(e)            Surrender of Option.  Upon a partial exercise of this Option, if requested by the Corporate Secretary, the Optionee shall deliver this Option and any other written agreements executed by the Company and the Optionee with respect to this Option to the Secretary who shall endorse or cause to be endorsed thereon a notation of such partial exercise and return all agreements to the Optionee.

4.                  Term of Option.  Without limitation, the unexercised portion of this Option shall automatically terminate in ten (10) years from date of grant.

5.                  Administration.  Without limitation, the Plan and this Option shall be administered by the Committee described in the Plan.

6.                  Law Governing.  WITHOUT LIMITATION, THIS OPTION SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF TEXAS.

EXHIBIT 10.1

IN WITNESS WHEREOF, the undersigned have set forth their hand as of the Date of Grant shown on the first page of this Agreement.

Optionee:	TOR Minerals International, Inc.

By:
Signature of Optionee		Steven Paulson

Olaf Karasch	Title:	Compensation Committee Chairman
Printed or Typed Name of Optionee